EXHIBIT 10.16

THIRD AMENDMENT TO LEASE AGREEMENT

     THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Third Amendment”), is made this 3rd day of June, 2008, by 3280 PEACHTREE I LLC (as “Landlord”) and AMERICAN TELECONFERENCING SERVICES, LTD. D/B/A PREMIERE GLOBAL SERVICES (as “Tenant”).

W I T N E S S E T H:

     WHEREAS, Landlord and Tenant did enter into that certain Lease Agreement, dated as of October 28, 2005 (the “Original Lease”), for space (consisting of all of the 9th floor, containing 23,684 square feet of Rentable Floor Area) in that certain building located at 3280 Peachtree Road, Atlanta, Georgia (the “Building”), as such space is more particularly described in the Original Lease (the “Demised Premises”).

     WHEREAS, Landlord and Tenant did enter into that certain First Amendment to Lease Agreement, dated as of July 31, 2006 (the “First Amendment”).

     WHEREAS, Landlord and Tenant did enter into that certain Second Amendment to Lease Agreement, dated as of March 15, 2007 (the “Second Amendment”).

     WHEREAS, the Original Lease, as modified by the First Amendment and Second Amendment, is herein collectively referred to as the Lease.

     WHEREAS, Landlord and Tenant desire to modify and amend the Lease, in the manner and for the purposes herein set forth.

     NOW, THEREFOR, for and in consideration of the mutual premises, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

     1. Defined Terms. All capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

     2. Increase in Size of Demised Premises. Landlord hereby leases and rents to Tenant and Tenant hereby leases and rents from Landlord, an additional 7,818 square feet of Rentable Floor Area on the eighth (8th) floor of the Building (the “8th Floor Expansion Space”), known as “Suite 820”, as shown on Exhibit “A”, attached hereto and by this reference incorporated herein. The square feet of Rentable Floor Area of the Demised Premises, which was 23,684 square feet of Rentable Floor Area, shall be, from and after the “8th Floor Commencement Date” (as that term is herein defined), 31,502 square feet of Rentable Floor Area. The 8th Floor Expansion Space shall be and be deemed to be a part of the Demised Premises leased under the Lease, on the terms set forth therein, except to the extent of the specific terms as set forth in this Third Amendment.

     3. Base Rental Due from Tenant. (a) Base Rental shall be due from Tenant, and Tenant hereby covenants and agrees to pay Base Rental, as follows:

          (a) For the 8th Floor Expansion Space, containing 7,818 square feet of Rentable Floor Area

8th Floor Commencement Date - August 31, 2009	$23.75 per square foot of Rentable Floor Area
September 1, 2009 - August 31, 2010	$24.40 per square foot of Rentable Floor Area
September 1, 2010 - August 31, 2011	$25.07 per square foot of Rentable Floor Area
September 1, 2011 - August 31, 2012	$25.76 per square foot of Rentable Floor Area
September 1, 2012 - August 31, 2013	$26.47 per square foot of Rentable Floor Area
September 1, 2013 - August 31, 2014	$27.20 per square foot of Rentable Floor Area
September 1, 2014 - August 31, 2015	$27.95 per square foot of Rentable Floor Area
September 1, 2015 - August 31, 2016	$28.72 per square foot of Rentable Floor Area
September 1, 2016 - August 31, 2017	$29.51 per square foot of Rentable Floor Area
September 1, 2017 - August 31, 2018	$30.32 per square foot of Rentable Floor Area

          (b) For the original Demised Premises, containing 23,684 square feet of Rentable Floor Area

August 1, 2014 - July 31, 2015	$25.40 per square foot of Rentable Floor Area
August 1, 2015 - July 31, 2016	$26.10 per square foot of Rentable Floor Area
August 1, 2016 - July 31, 2017	$26.82 per square foot of Rentable Floor Area
August 1, 2017 - July 31, 2018	$27.56 per square foot of Rentable Floor Area
August 1, 2018 - August 31, 2018	$28.32 per square foot of Rentable Floor Area

          (c) So long as no Event of Default then exists, no Base Rental shall be due from Tenant for the 8th Floor Expansion Space, for the first three (3) months after the 8th Floor Commencement Date.

     4. Additional Rental. Tenant’s Additional Rental and Tenant’s Forecast Additional Rental shall be charged to and be due and payable from Tenant with respect to the 8th Floor Expansion Space and the Demised Premises leased under the Lease, for the Term Addition, on the same terms and conditions as is set forth in the Lease.

     5. Tenant Improvement Allowance and Other Improvements. (a) Landlord shall provide to Tenant an allowance for the 8th Floor Expansion Space of Forty-Five and No/100 Dollars ($45.00) per square foot of Rentable Floor Area therein, or $351,810.00 in the aggregate (the “8th Floor Expansion Space Allowance”). The 8th Floor Expansion Space shall be delivered to Tenant in its “as is, where is” condition (except that Landlord shall cause such space to be in compliance with any applicable laws, codes, regulations and ordinances and shall cause any electrical, life safety, plumbing, heating, ventilation and cooling systems serving the 8th Floor Expansion Space to be in good working order), in lieu of the condition set forth in the work letter attached as Exhibit “D” to the Original Lease (the “Original Work Letter”). Tenant’s build out of and improvements of the 8th Floor Expansion Space shall be performed in accordance with and subject to the terms of the Original Work Letter. The 8th Floor Expansion Space Allowance shall be paid to Tenant within thirty (30) days after Tenant has presented to Landlord reasonable evidence of (a) any hard or soft costs incurred by Tenant and relating to improvements or alterations made or being made to the Demised Premises (including, but not limited to, the 8th Floor Expansion Space or any other portion of the Demised Premises in the Building), including, but not limited to, any such costs incurred prior to the date of this Third Amendment, or (b) any hard or soft costs incurred by Xpedite Systems, LLC, with respect to any Building space leased by Xpedite Systems, LLC, including but not limited to, any such costs incurred prior to the date of this Third Amendment, or (c) any costs incurred by Tenant or Xpedite Systems, LLC, for wiring or telecommunications installation, or (d) any costs incurred by Tenant for furniture for the 8th Floor Expansion Space (but, with respect to this item (d), no more than $70,362.00 may be allocated to and used for furniture in the 8th Floor Expansion Space). Tenant shall have the right to require payments of the 8th Floor Expansion Space Allowance on a monthly basis.

          (b) Landlord shall also provide an additional allowance of $236,840 for work performed or to be performed by Tenant on the original Demised Premises (the “Additional Allowance”). The Additional Allowance shall be paid to Tenant within thirty (30) days after Tenant has presented to Landlord reasonable evidence of (a) any hard or soft costs incurred by Tenant and relating to improvements or alterations made or being made to the Demised Premises (including, but not limited to, the 8th Floor Expansion Space or any other portion of the Demised Premises in the Building), including, but not limited to, any such costs incurred prior to the date of this Third Amendment, or (b) any hard or soft costs incurred by Xpedite Systems, LLC, with respect to any Building space leased by Xpedite Systems, LLC, including but not limited to, any such costs incurred prior to the date of this Third Amendment, or (c) any costs incurred by Tenant or Xpedite Systems, LLC, for wiring or telecommunications installation, or (d) any costs incurred by Tenant for furniture for the 8th Floor Expansion Space (but, with respect to this item (d), no more than $47,368.00 may be allocated to and used for furniture in the 8th Floor Expansion Space). Tenant shall have the right to require payments of the Additional Allowance on a monthly basis.

          (c) Tenant shall, at Tenant’s sole cost and expense, run such lines and pipes as are required so that Tenant can install, subject to and as limited by applicable law, at Tenant’s sole cost, a washer and dryer, in a location within the Demised Premises to be provided by Tenant, but the location and methods of installation of lines and pipes and the washer and dryer shall be subject to Landlord’s reasonable consent, and shall otherwise subject to the terms of the Lease and the

Original Work Letter (but there shall be no fee due to Landlord as a part of the installation or consent to the installation of the washer or dryer). The washer must be placed in a tub with a drain and the dryer must be a condensor clothes dryer such that no heat and no moisture shall be exhausted within the Building, as no exterior ventilation for such dryer is or will be permitted. The amount of water use associated with the washer shall be sub-metered, using a sub-meter to be paid for by Tenant, and Tenant shall pay for any water use by said washer, within the time periods for payment required under the Lease. To the extent that the electrical loads required to properly operate such washer and dryer exceed the Building standard electrical loads, then electrical usage of such shall also be separately metered using a sub-meter paid for by Tenant, with Tenant also paying for any extra electrical use associated with such washer and dryer, within the time periods for payment required under the Lease. Tenant must include the design and method for the tie-in to the Building plumbing system within Tenant’s proposed tenant improvement drawings, for Landlord’s consent. All costs of water and electricity that are to be paid by Tenant pursuant to this subsection (c) shall be paid at the actual rate charged by the applicable utility provider, without markup by Landlord.

     6. Term and Term Extension. (a) The Lease Term for the 8th Floor Expansion Space shall be ten (10) years, more or less, commencing on the “8th Floor Commencement Date” (as that term is herein defined) and ending, unless sooner terminated, extended or renewed in accordance with the terms of the Lease, on August 31, 2018. The 8th Floor Commencement Date shall be the earliest date to occur of (i) the date Tenant occupies the 8th Floor Expansion Space for the conduct of Tenant’s business; or (ii) September 1, 2008 (provided, however, such September 1 date shall be extended one day for each day that the completion of Tenant’s improvements and alterations to the 8th Floor Expansion Space is delayed beyond September 1, 2008, by any act or omission of Landlord or its agents, contractors or employees (and Tenant provides notice to Landlord of the existence and nature or cause of any such delay, on a reasonably prompt basis). Tenant shall and hereby covenants and agrees to deliver plans and specifications for the 8th Floor Expansion Space, sufficient to obtain a building permit and commence work therein, to Landlord, on or before June 30, 2008.

          (b) The Lease Term for the Demised Premises leased under the Lease is extended from July 31, 2014, by forty-nine (49) months (the “Term Addition”), so that it shall continue through August 31, 2018, unless sooner terminated in accordance with the terms of the Lease. This Term Addition shall not be deemed to be or constitute an election by Tenant to exercise an “Extended Term”, as described in Article 56 of the Original Lease.

     7. Parking; Parking Permits. With and as a part of the lease by Tenant of the 8th Floor Expansion Space, Tenant shall be entitled to be provided up to an additional fifteen (15) Parking Permits, for the area of the Building Parking Facilities with unreserved, unmarked parking spaces. Such Parking Permits shall be provided at the prices established and otherwise under the terms of Article 55 of the Lease. Tenant shall have until September 30, 2008, to elect whether it will exercise the right to use any or all of such additional Parking Permits. After September 30, 2008, Tenant’s rights to use such additional Parking Permits shall be governed by Article 55(a)(iii) of the Lease.

     8. Potential Expansion of Demised Premises. Landlord hereby covenants and agrees to commence and pursue negotiations with the tenant currently located on the 8th floor of the Building, Atlanta Series of Lockton Companies, Inc. (“Lockton”), to relocate Lockton’s premises from said 8th floor, to accommodate certain expansion needs of Tenant. If Landlord is able to reach written agreement with Lockton to relocate Lockton’s premises on a commercially reasonable basis on or before November 1, 2008, Landlord shall provide Tenant notice of such (the “Relocation Notice”) to Tenant, on terms and conditions which are satisfactory to Landlord, and Tenant shall and hereby covenants and agrees to lease the following additional space in the Building:

Premises: Approximately 15,866 rentable square feet in Suite 800, being the balance of the 8th floor of the Building (being the space leased by Lockton (the “Lockton Space”).

Delivery Date: Between September 1, 2009 and December 31, 2009. On the Delivery Date, Landlord shall deliver the Lockton Space to Tenant in the following condition: (a) with all electrical, life safety, plumbing, heating, ventilation and cooling systems serving the Lockton Space being in good working order, (b) free of tenancies, (c) free of any wiring, cables and related equipment that Tenant has not elected to remain in the Lockton Space, and (d) in compliance with all applicable laws, codes, regulations and ordinances, but otherwise in the same condition as such Lockton Space is in as of the date of this Third Amendment.

Rental Commencement Date: The earlier of (i) ninety (90) days after the Delivery Date or (ii) occupancy by Tenant for business purposes

Lease Expiration Date: The earlier of (a) Ten (10) years after Rental Commencement Date, or (b) the date that the Lease Term would otherwise expire (i.e., August 31, 2018, subject to extensions and renewals).

Base Rental Rate: $24.40 per rentable square foot for the 15,866 square feet of Rentable Floor Area on the 8th floor. Beginning August 1, 2010 and every 12 months thereafter, the Base Rental Rate shall escalate 2.75%.

Additional Rental: Same as existing Lease.

Tenant Improvement Allowance: Landlord shall provide $15.00 per square foot of Rentable Floor Area ($237,990.00), for improvements to the Lockton Space. Subject to the terms of the paragraph entitled “Delivery Date” above, this Lockton Space shall be delivered in its “as is” condition.

Guaranty: By Premiere Global Services, Inc.

Upon the Relocation Notice by Landlord, Tenant shall be bound to lease the Lockton Space, upon the terms set forth above. Landlord and Tenant shall enter into a lease or lease amendment,

reflecting and evidencing the terms of the option, but the failure to enter into any such agreement shall not eliminate or limit Tenant’s obligations with respect to the Lockton Space.

     9. Right of First Offer. Subject to the existing rights and the continued right of (and to continue) occupancy of the tenants (and such tenant’s successors in interest) currently leasing space on the seventh (7th) and eleventh (11th) floors of the Building, and any portion of the eighth (8th) floor of the Building not leased by Tenant, so long as there does not exist a default (beyond any applicable notice and cure period) by Tenant hereunder, Landlord hereby grants Tenant a right of first offer as to the space on the seventh (7th) and eleventh (11th) floors of the Building, and any portion of the eighth (8th) floor of the Building not leased by Tenant, on the following terms and conditions:

          (a) At such time as Landlord desires to offer for lease or enter into a lease with respect to any portion of the Right of First Offer Space (such portion being referred to herein as the “Offered Space”), Landlord shall provide Tenant a notice (“Landlord’s Notice of Interest”).

          (b) The deadline for Tenant to exercise its right to lease the Offered Space (the “Exercise Deadline”) shall be thirty (30) days from the receipt of Landlord’s Notice of Interest.

          (c) If Tenant timely exercises this right of first offer, Tenant shall lease all of the Offered Space offered by Landlord in Landlord’s Notice of Interest, and on the terms and conditions as follows: (1) if Tenant elects to lease the Offered Space on or before November 1, 2008, Tenant shall lease the Offered Space on the same terms and conditions as applicable to the 8th Floor Expansion Space (except that the applicable tenant allowance shall be equal either to (x) the 8th Floor Expansion Space Allowance, if the Offered Space in question has not previously been improved for occupancy by a tenant, or (y) $15.00 per square foot of Rentable Floor Area, if the Offered Space in question has previously been improved for occupancy by a tenant, in either case multiplied by a fraction, the numerator of which is the number of months remaining in the Lease Term and the denominator of which is 120); (2) the rent commencement date shall be ninety (90) days (if the Offered Space is 10,000 square feet of Rentable Floor Area or less), and one hundred fifty (150) days if the Offered Space is more than 10,000 square feet of Rentable Floor Area), after Landlord delivers the Offered Space to Tenant with all electrical, life safety, plumbing, heating, ventilation and cooling systems serving the Lockton Space being in good working order, free of tenancies, free of any wiring, cables and related equipment that Tenant has not elected to remain, and in compliance with all applicable laws, codes, regulations and ordinances, and (3) if Tenant elects to lease the Offered Space after November 1, 2008, the applicable Base Rental rate shall be the Market Base Rental Rate (as calculated pursuant to Section 56.3 of the Lease). If Landlord and Tenant are not able to agree upon the Market Base Rental Rate within thirty (30) days after Tenant exercises the right of first offer, the Market Base Rental Rate shall be determined pursuant to the arbitration procedures in Section 56.3 of the Lease. Landlord and Tenant shall enter into a new lease or an amendment to this Lease with respect to the Offered Space containing terms and conditions contemplated hereby.

          (d) If Tenant does not deliver its notice of intent to lease the Offered Space on or before the Exercise Deadline, or elects in such notice not to lease the Offer Space, then this right of first offer to lease the Offered Space will lapse and be of no further effect and Landlord will have the right to lease the Offered Space to any third party; provided, however, if Landlord has not entered in a written lease or lease amendment, as applicable, for the Offered Space to a third party within one hundred eighty (180) days after Tenant has elected not to, or has been deemed to have elected not to, lease the Offered Space, then this right of first offer will once again apply to the Offered Space.

     10. Consent of Guarantor. Tenant shall cause the guarantor of the Original Lease to execute and deliver to Landlord the Acknowledgement, Consent and Reaffirmation of Guarantor of Lease, attached hereto as Exhibit “B”, by this reference incorporated herein, with the execution and delivery of this Third Amendment. The delivery of this document is a material inducement to Landlord, without which Landlord would not have executed and delivered this Third Amendment.

     11. Brokers. COUSINS PROPERTIES INCORPORATED (“CPI”) REPRESENTED LANDLORD IN THIS TRANSACTION. COLLIERS CAUBLE (“CC”) REPRESENTED TENANT IN THIS TRANSACTION. CPI AND CC ARE ENTITLED TO A LEASING COMMISSION FROM LANDLORD BY VIRTUE OF THIS THIRD AMENDMENT, WHICH LEASING COMMISSION SHALL BE PAID BY LANDLORD TO SAID BROKERS IN ACCORDANCE WITH THE TERMS OF SEPARATE AGREEMENTS BETWEEN LANDLORD AND CPI AND CC, RESPECTIVELY. Tenant hereby authorizes Broker(s) and Landlord to identify Tenant as a tenant of the Building and to state the amount of space leased by Tenant in advertisements and promotional materials relating to the Building. Tenant represents and warrants to Landlord that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Tenant in the negotiations for and procurement of this Third Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Tenant. Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in the immediately preceding sentence or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Broker[s] identified hereinabove) claiming to have dealt with Tenant, whether or not such claim is meritorious. Landlord represents and warrants to Tenant that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Landlord in the negotiations for and procurement of this Third Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord.

     12. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and, as modified herein, is expressly ratified and confirmed by the parties hereto. There is no default, event of default or failure to comply with the terms of the Lease by either party hereto.

     13. Legal Representatives, Successors and Assigns. This Third Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

     14. Georgia Law. This Third Amendment shall be construed and interpreted under the laws of the State of Georgia.

     15. Time of Essence. Time is of the essence of this Third Amendment.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day, month and year first above written.

“LANDLORD”:

3280 PEACHTREE I LLC,
a Georgia limited liability company

By:	Cousins Properties Incorporated,
a Georgia corporation,
Member
	By:	/s/ John S. McCall
	Its:	SVP

(CORPORATE SEAL)

“TENANT”:

AMERICAN TELECONFERENCING SERVICES, LTD.
D/B/A PREMIERE GLOBAL SERVICES

By:	/s/ Scott Askins Leonard
Name:	Scott Askins Leonard
Title:	SVP-Legal

Attest:	/s/ Anne E. Jacobs
Name:	Anne E. Jacobs
Title:	Sr. Paralegal

(CORPORATE SEAL)